                                                                DQE Exhibit 12.1

                             DQE and Subsidiaries

               Calculation of Ratio of Earnings to Fixed Charges
           and Preferred and Preference Stock Dividend Requirements
                            (Thousands of Dollars)

                                          Nine Months Ended                               Year Ended
                                            September 30,                                 December 31,
                                                2000                 1999        1998         1997        1996         1995
                                          -----------------    ----------------------------------------------------------------
FIXED CHARGES:
  Interest on long-term debt                   $ 56,203          $ 79,454      $ 81,076     $ 87,420    $ 88,478     $ 95,391
  Other interest                                 27,708            28,212        14,556       13,823      10,926        7,033
  Portion of lease payments representing
    an interest factor                            5,480            42,973        44,146       44,208      44,357       44,386
  Dividend requirement                           10,594            14,684        15,612       21,649      14,385        7,374
                                          -----------------    ----------------------------------------------------------------
    Total Fixed Charges                        $ 99,985          $165,323      $155,390     $167,100    $158,146     $154,184
                                          -----------------    ----------------------------------------------------------------
EARNINGS:
  Income from continuing operations            $125,044          $201,416     $196,688      $199,101    $179,138     $170,563
  Income taxes                                   70,418           110,722*     100,982*       95,805*     87,388*      96,661*
  Fixed charges as above                         99,985           165,323      155,390       167,100     158,146      154,184
                                          -----------------    ----------------------------------------------------------------
  Total Earnings                               $295,447          $477,461     $453,060      $462,006    $424,672     $421,408
                                          -----------------    ----------------------------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES                 2.95              2.89         2.92          2.76        2.69         2.73
                                          =================    ================================================================

*Earnings related to income taxes reflect a $3.0 million, $12.0 million, $17.0 million, $12.0 million and $13.5 million decrease for the twelve months ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.86, 2.99, 2.87, 2.76 and 2.82 for the twelve months ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively.